EXHIBIT 99.1

FOR IMMEDIATE RELEASE

RadNet Announces Offering of $210 Million of Senior Unsecured Notes

LOS ANGELES, Calif., March 22, 2010 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, fixed-site outpatient diagnostic imaging services through a network of 180 imaging centers, today announced that its wholly-owned subsidiary Radnet Management, Inc. (the “Issuer”) intends to offer $210 million in aggregate principal amount of senior notes due 2018 (the “Notes”) to qualified institutional buyers in a private placement that will be exempt from the registration requirements of the Securities Act of 1933, as amended and subject to market and other conditions.

The Notes will be issued by the Issuer and guaranteed jointly and severally on a senior basis by the Company and all of the Issuer’s current and future wholly-owned domestic restricted subsidiaries.

The Company intends to use the net proceeds from the private placement, together with borrowings under its previously announced new senior secured credit facilities to refinance existing credit facilities, fund its previously announced acquisitions currently under letters of intent and pay related fees and expenses.  Entry into the senior secured credit facilities and the proposed offering of the Notes will be conditioned on each transaction being consummated, and there is no assurance that the proposed financing transactions will be effectuated on the terms presented, or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered pursuant to an applicable exemption from registration under the Securities Act.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the proposed offering of the Notes and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in RadNet, Inc.’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, RadNet, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If RadNet, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to RadNet, Inc.’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.